Exhibit 10.12

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SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of May 11, 2007 (this “Amendment”) is made by and between GLOBALOPTIONS GROUP, INC., a Delaware corporation (“Buyer”) and WSFM, LLC (f/k/a James Lee Witt Associates, LLC), a Delaware limited liability company (“Seller”).

RECITALS

1.	Buyer and Seller were party to that certain Asset Purchase Agreement dated as of January 13, 2006, as amended by that First Amendment to Asset Purchase Agreement, dated as of February 28, 2006 (collectively, the “Original Agreement”), and accomplished the Closing, as defined under the Original Agreement.

2.	Due to business reasons, the parties desire to enter into this Amendment to modify certain provisions of the Original Agreement.

3.	All capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Original Agreement.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. All references to the term this “Agreement” shall be deemed to include the Original Agreement as amended by this Amendment.

2. All references to the following defined terms in the Agreement are hereby deleted: (a) “Earnout”, (b) “Earnout Period”, (c) “Maximum Earnout”, (d) “$400,000 Offset”, (e) “Remainder Earnout Amount” and (f) “Exhibit C”.

3. Section 1.3 of the Original Agreement, is hereby deleted in its entirety and the following language is hereby substituted therefor:

Section 1.3 Purchase Price.

(a) The consideration for the Assets (the “Purchase Price”) will be Nineteen Million Eight Hundred Thousand and No/100 Dollars ($19,800,000) wherein the Purchase Price shall include: (i) cash in the amount of Fourteen Million Eight Hundred Thousand Dollars and No/100 ($14,800,000); (ii) such number of shares of Buyer Common Stock which equals Two Million Dollars and No/100 ($2,000,000) (“Stock Portion”), as such Stock Portion is determined in accordance with Section 1.3(d); (iii) Three Hundred Thousand (300,000) shares of Buyer Common Stock; and (iv) the assumption of the Assumed Liabilities (as defined in Section 1.4 below); provided, however, (a) there shall be a dollar-for-dollar increase adjustment to the Purchase Price,

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if at the Closing Date, the sum of (x) the Accounts Receivable and (y) Deposits and Prepayments exceeds the sum of (1) the amount outstanding under Seller’s Bank Line of Credit as of the Closing Date, (2) the Trade Accounts Payable and (3) Accrued Expenses, or (b) there shall be a dollar-for-dollar decrease to the Initial Purchase Price, if at the Closing Date the sum of (x) the amount outstanding under Seller’s Bank Line of Credit as of the Closing Date, (y) the Trade Accounts Payable and (z) Accrued Expenses exceeds the sum of (1) the Accounts Receivable and (2) Deposits and Prepayments. Such adjustment shall be equal to the amount of excess, and shall be paid to either Seller, in cash, if the excess increases the Initial Purchase Price or Buyer, in cash, if the excess decreases the Initial Purchase Price, as applicable as part of the Initial Purchase Price within ninety (90) days following the Closing Date (the “Purchase Price Adjustment”). Buyer shall return, assign, transfer, convey and deliver to Seller and any all such Accounts Receivable which have not been collected in full by Buyer as of the day that is ninety (90) days following the Closing Date, and Buyer shall relinquish all of its rights with respect to such Accounts Receivable, provided that if such Account Receivable was included in the Closing Date Statement (defined below) then such Account Receivable was not included in the True-Up Statement. Seller shall have the sole right to any amounts collected by Seller with respect to such Accounts Receivable returned to Seller by Buyer.

(b) Seller shall prepare a closing date statement which contains estimates only and which estimates shall be based upon Seller’s books and records as of the close of business on the business day immediately preceding the Closing Date (the “Closing Date Statement”), which shall be in the form of Exhibit A-1, and shall be delivered at Closing. On or before ninety (90) days after the Closing Date, Seller shall prepare a True-up Statement, substantially in the form of Exhibit A, in order to calculate the Purchase Price Adjustment, if any, to the Initial Purchase Price.

(c) (i) At the Closing the following portions of the Purchase Price shall be delivered by Buyer to Seller: (A) the payment of Three Million Six Hundred Thousand Dollars and No/100 ($3,600,000) by wire transfer of immediately available funds to an account specified by Seller; (B) the Promissory Note in the amount of Four Hundred Thousand Dollars and No/100 ($400,000) (Exhibit B); (C) stock certificates representing such number of shares of the Buyer Common Stock determined in accordance with Section 1.3(d)(i), which shares of Buyer Common Stock shall have a value equal to One Million Eight Hundred Thousand Dollars and No/100 ($1,800,000) (the “Closing Stock Payment”); and (D) stock certificates representing such number of shares of the Buyer Common Stock determined in accordance with Section 1.3(d)(i), which shares of Buyer Common Stock shall have a value equal to Two Hundred Thousand Dollars and No/100 ($200,000) (the “Escrowed Stock”) shall be delivered to the Escrow Agent and held by the Escrow Agent pursuant to the Escrow Agreement.

(ii) The following portions of the Purchase Price shall be delivered to the Seller by the Buyer on May 11, 2007, in the following manner: (A) Two Million Dollars and No/100 ($2,000,000) pursuant to the terms of that certain promissory note 1, a form of which is attached hereto as Exhibit B-1 (“Promissory Note 1”); (B) Four Million Three Hundred Thousand Dollars and No/100 ($4,300,000) pursuant to the terms

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of that certain promissory note 2, a form of which is attached hereto as Exhibit B-2 (“Promissory Note 2”); and (C) Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000) pursuant to the terms of that certain promissory note 3, a form of which is attached hereto as Exhibit B-3 (“Promissory Note 3”).

(iii) The remainder of the Purchase Price shall be delivered to the Seller by the Buyer on or before January 15, 2008, in the following manner: Three Hundred Thousand (300,000) shares of Buyer Common Stock, all of which shall be registered under the Securities Act of 1933 pursuant to a registration statement that has been declared effective prior to January 15, 2008 (the “Deferred Stock Payment”).

(d) The Stock Portion to be delivered to the Seller and the Escrow Agent by the Buyer at the Closing, shall be calculated as follows:

(i) The number of shares of Buyer Common Stock shall be equal to the number of shares resulting from $2,000,000 divided by the Fair Market Value of a Share (which thirty (30) trading day period referenced in the definition of the Fair Market Value of a Share shall end at the close of business on the trading day immediately preceding the Closing Date).

4. Seller acknowledges receipt of payment on the Promissory Note, receipt of the Closing Stock Payment, and receipt of the Escrowed Stock from the Escrow Agent in accordance with the terms of the Escrow Agent prior to the date of this Amendment. The parties acknowledge that the Purchase Price Adjustment was made prior to the date of this Amendment.

5. Section 8.9 of the Original Agreement is hereby amended as follows:

(a) All references to the “Earnout Period” are hereby deleted, and the term the “Deferred Purchase Price Payment Period” is substituted therefor.

(b) Section 8.9(e) is hereby deleted in its entirety and the following language is hereby substituted therefor:

(e) If a Triggering Event shall occur during the Deferred Purchase Price Payment Period, then prior to the consummation of such Triggering Event, Buyer shall pay to Seller any unpaid amounts (including accrued interest and late charges) of the Deferred Purchase Price (including, any payments not yet paid under Promissory Note 1, Promissory Note 2, or Promissory Note 3, whether or not such amounts are then due and owing under the terms thereof, and the Deferred Stock Payment).

(c) For the avoidance of doubt, except as expressly amended by this Amendment, Section 8.9 remains in full force and effect in accordance with its terms. This Amendment shall not be construed as effecting an amendment to the Witt Employment Agreement, and shall not constitute a waiver by Witt of any provision of the Witt Employment Agreement, or a consent by Witt to any modification, change, or amendment thereto.

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6. The following provision is hereby added to Article 8 of the Original Agreement:

8.10 Post-Closing Obligation of Buyer.

(a) Buyer shall register all shares of Buyer Common Stock, delivered to Seller, pursuant to the terms of this Agreement (including shares of Buyer Common Stock delivered as part of the Stock Portion, and shares of Buyer Common Stock delivered after the Closing, including the Deferred stock Payment). All shares of Buyer Common Stock delivered by Buyer to Seller in accordance with the terms of this Agreement shall be registered under the Securities Act of 1933, as amended, pursuant to a registration statement that will be declared effective prior to January 15, 2008.

(b) Buyer shall make all payments of the Deferred Purchase Price when due, including the timely delivery of the Deferred Stock Payment, and the timely delivery of payments under Promissory Note 1, Promissory Note 2, and Promissory Note 3 in accordance with the respective terms of each such note.

7. Section 10.1 of the Original Agreement is deleted in its entirety and the following language is hereby substituted therefor:

Section 10.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, and the certificates delivered pursuant to Section 1.7, will survive the Closing and the consummation of the transactions contemplated hereby for a period of twelve (12) months, except that (a) the obligations of Buyer under Section 1.3 survive until the last payment is received by Seller of the Deferred Purchase Price, and (b) the obligations of Seller and Buyer as applicable under Article VIII shall survive until such covenants are fulfilled in accordance with their terms. Buyer is not aware of any facts or circumstances that would serve as the basis for a claim by Buyer against Seller based upon a breach of any of the representations and warranties of Seller contained in this Agreement or breach by any of Seller’s covenants or agreements to be performed by any of them at or prior to Closing. Buyer will be deemed to have waived in full any breach of any of Seller’s representations and warranties and any such covenants and agreements of which Buyer has such awareness at the Closing.

8. Section 11.2 of the Original Agreement deleted in its entirety and the following language is hereby substituted therefore:

Section 11.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):

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Buyer:	GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, NY 10019
Attn: Jeff Nyweide
Fax: 212-445-0054
Email: jnyweide@globaloptions.com

with a copy to:	Morton S. Taubman, Esq.
1201 15th Street, N.W., Second Floor
Washington, D.C. 20005
Fax: 202-659-2679
Email: mtaubman@isiwdc.com

Seller:	WSFM, LLC
PO Box 97
Dardanelle, AR 72834
Attn: James Lee Witt
Fax: 202-585-0792
Email: jlwitt@wittassociates.com

with a copy to:	Bingham McCutchen LLP
2020 K Street, NW
Washington, DC 20006
Attn: Andrew M. Ray, Esq.
Fax: 202-373-6001
Email: andrew.ray@bingham.com

9. Annex A is hereby amended as follows:

(a) by adding the following terms:

“Deferred Purchase Price” shall mean any payments to be delivered to Seller following the Closing Date, in respect of the Purchase Price.

“Deferred Purchase Price Payment Period” shall mean the period from the Closing Date until the later to occur of (i) January 15, 2008 or (ii) the date upon which all payments of the Purchase Price have been received by Seller, including without limitation, any and all payments due under Promissory Note 1, Promissory Note 2, and Promissory Note 3, and the Deferred Stock Payment.

“Promissory Note 1” shall have the meaning given to such term in Section 1.3(c).

“Promissory Note 2” shall have the meaning given to such term in Section 1.3(c).

“Promissory Note 3” shall have the meaning given to such term in Section 1.3(c).

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(b) by deleting the definition of Triggering Event in its entirety and substituting the following language therefore:

“Triggering Event” shall be deemed to occur if (i) the Seller Division is liquidated, reorganized, restructured or otherwise significantly altered without Witt’s consent; (ii) prior to the consummation of a Buyer Change of Control, the successor to Buyer does not execute and deliver to Seller a Successor Undertaking; (iii) prior to the consummation of a Buyer Private Change of Control, the successor to Buyer does not execute and deliver to Seller a Successor Undertaking containing an additional covenant that obligates the successor to pay the Deferred Purchase Price in cash only (including the Deferred Stock Payment); (iv) more than 50% of the assets of the Seller Division are sold or otherwise disposed without Witt’s consent; or (v) the stockholders of Buyer approve a plan of complete liquidation of Buyer or an agreement for the sale or disposition by Buyer of all or substantially all of Buyer’s assets (unless such liquidation or sale or disposition is not actually consummated). Notwithstanding the foregoing, a Triggering Event shall not be deemed to have occurred if the merger, plan of liquidation or sale of substantially all assets approved by stockholders is not consummated following such stockholder approval and the transaction is abandoned, then a Triggering Event shall be deemed not to have occurred.

10. Buyer hereby represents and warrants to Seller as follows:

The issuance and delivery of any shares to Seller as part of the Purchase Price following the Closing, including the Deferred Stock Payment, will be, duly authorized by all necessary corporate action on the part of Buyer, and all such shares have been duly reserved and will be available for issuance. The shares to be paid in respect of the Purchase Price following the Closing, including the Deferred Stock Payment, when issued and delivered, will be duly and validly issued, fully paid and non-assessable.

11. Seller represents to Buyer, and Buyer represents to Seller that:

a. It has full power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance of this Amendment has been duly authorized by all necessary actions on its part.

b. This Amendment has been duly and validly executed by it and constitutes the valid and legally binding obligation of it enforceable against it in accordance with this Amendment’s terms.

12. This Amendment shall not be construed as effecting an amendment to the Witt Employment Agreement, and shall not constitute a waiver by Witt of any provision of the Witt Employment Agreement, or a consent by Witt to any modification, change, or amendment thereto.

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13. Except as amended hereby, the Agreement remains in full force and effect in accordance with its terms.

Signatures on following page

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IN WITNESS WHEREOF, the parties have executed this Second Amendment to Asset Purchase Agreement as of the date first written above.

BUYER:

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey Schiller
Name:	Harvey Schiller
Its:	Chairman and CEO

SELLER:

WSFM, LLC (formerly, JAMES LEE WITT ASSOCIATES, LLC)

By:	/s/ James Lee Witt
James Lee Witt, Member